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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report on the financial statements of Western United Life Assurance Company dated December 14, 2001, except for Note 1 as to which the date is March 13, 2002, in the Pre-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-72346) and related Prospectus of Western United Holding Company and Western United Life Assurance Company (co-Registrants) for the registration of 2,000,000 shares of Western United Holding Company Variable Rate Cumulative Preferred Stock, Series A.

Our audits also included the financial statement schedules of Western United Life Assurance Company listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                      /s/ Ernst & Young LLP

Seattle, Washington
June 19, 2002